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The Loewen Group Inc.
(NYSE, TSE, ME: LWN)                                NEWS


Investor contacts:                                  Media Contact:
Chris Hunter, Director, Investor Relations          Dave Laundy, Vice President
The Loewen Group Inc.                               Corp. Communications
Tel: (800) 347-7010                                 Tel: (604) 293-7857



                       FOR IMMEDIATE RELEASE



         LOEWEN GROUP COMPLETES $450 MILLION DEBT OFFERING



VANCOUVER, BC, May 28, 1998 - The Loewen Group Inc. announced today the sale of $450 million of senior guaranteed notes issued by Loewen Group International, Inc. The notes were privately placed with a group of underwriters and were sold in the United States to qualified institutional buyers and to institutional accredited investors. The notes are guaranteed by The Loewen Group Inc.

There are two series of notes. The Series 6 notes, in the aggregate principal amount of $200 million and with a maturity of June 2003, bear interest at 7.20%. The Series 7 notes, in the aggregate principal amount of $250 million and with a maturity of June 2008, bear interest at 7.60%. Loewen Group International, Inc. has the right to redeem the notes at any time.

The notes initially are secured and rank pari passu in right of payment with all current senior indebtedness of The Loewen Group
Inc. and Loewen Group International, Inc.

The proceeds from the offering, approximately $444 million, will be used to repay existing debt under the Company's principal credit facility.

The notes were not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries in the United States, Canada and the United Kingdom. Over 90 per cent of the Company's revenue is derived from the United States.

The Loewen Group Inc.'s website is located at http://www.loewengroup.com



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